Continental Materials Corporation Reports Audited 2016 Results

CHICAGO, IL -- (Marketwired - April 03, 2017) - Continental Materials Corporation (NYSE MKT: CUO) today reported net income of $3,686,000, or $2.21 per share, for the 2016 fiscal year on sales of $151,592,000. For the 2015 fiscal year, the Company reported net income of $1,413,000, or 85 cents per share, on sales of $136,835,000.

Consolidated sales in 2016 increased $14,757,000 or 10.8% compared to 2015. The most significant increase was generated by the Concrete, Aggregates and Construction Supplies (CACS) segment which reported an $11,772,000 (21.3%) growth in sales. 2016 benefitted from stronger construction markets in Colorado Springs and Pueblo as well as increased pricing in both markets. Sales in the Heating and Cooling segment increased by $2,355,000 (6.0%) as both furnace and fan coil sales exceeded prior year levels. Sales in the Evaporative Cooling segment improved marginally while sales in the Door segment were relatively flat. The consolidated gross profit ratio in 2016 increased to 20.7% from 18.7% in 2015 as all segments showed improvement; more so in the CACS segment and to a lesser extent in the Door, Evaporative Cooling and Heating and Cooling segments.

Selling and administrative expenses were $1,943,000 higher in 2016 compared to 2015. Increased spending on advertising and promotion in the Evaporative Cooling segment combined with increased compensation costs in all segments contributed to the increase. As a percentage of consolidated sales, selling and administrative expenses were similar between years, 15.1% in 2016 and 15.2% in 2015.

Depreciation and amortization charges in 2015 were consistent between 2016 and 2015 at $2,436,000 and $2,421,000, respectively. Capital expenditures, which have been lower for several years, increased in 2016 versus the prior year primarily in the CACS segment.

Interest income in 2016 was $306,000 compared to $55,000 in 2015. 2016 included $252,000 of interest recorded on the redemption of a preferred investment in the CACS segment. Interest expense in 2016 was $367,000 compared to $453,000 in 2015 attributable to lower average borrowings, largely due to improved earnings. Average outstanding funded debt in 2016 was $3,712,000 compared to $5,205,000 in 2015. The weighted average interest rate on outstanding funded debt, including the availability fee on the unused line of credit and other recurring bank charges but excluding finance charges on letters of credit was approximately 5.7% for 2016 compared to 4.8% for 2015.

The Company's effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The effective income tax rate related to 2016 income was 36.8% compared to 35.6% related to 2015 income.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                      CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS

                          Three Months Ended              Year Ended
                      December 31,   January 2,   December 31,  January 2,
                          2016          2016          2016         2016
                      ------------  ------------  ------------ ------------

Sales                 $ 36,996,000  $ 35,120,000  $151,592,000 $136,835,000

Operating income           798,000     1,139,000     5,841,000    2,516,000

Interest income             13,000        27,000       306,000       55,000

Interest expense           (68,000)     (126,000)    (367,000)     (453,000)

Other income                13,000         6,000        54,000       76,000
                      ------------  ------------  ------------ ------------

Income before income
 taxes                     756,000     1,046,000     5,834,000    2,194,000

Provision for income
 taxes                     421,000       345,000     2,148,000      781,000
                      ------------  ------------  ------------ ------------

Net income            $    335,000  $    701,000  $  3,686,000 $  1,413,000
                      ============  ============  ============ ============

Basic and diluted
 income per share:    $        .20  $        .42  $       2.21 $        .85
                      ============  ============  ============ ============

Weighted average
 shares outstanding      1,671,000     1,662,000     1,669,000    1,661,000
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CONTACT:
Mark S. Nichter
(312) 541-7207